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                         UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         SCHEDULE 13G

           Under the Securities Exchange Act of 1934

                      (Amendment No. 1)*
- -----------------------------------------------------------------------------

                       Tiffany & Company
- -----------------------------------------------------------------------------
                       (Name of Issuer)


                         Common Stock
- -----------------------------------------------------------------------------
                (Title of Class of Securities)


                           886547108
- -----------------------------------------------------------------------------
                        (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      Page 1 of  5 Pages
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- -----------------------                            -------------------
CUSIP NO.     886547108                            Page 2  of  5 Pages
- -----------------------                            -------------------

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1   NAME OF REPORTING PERSON:    Harris Bretall Sullivan & Smith, Inc.
    S.S. OR I.R.S.IDENTIFICATION NO. OF ABOVE PERSON: 94-1737676

- ----------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                       (b) / /

- ----------------------------------------------------------------------
3   SEC USE ONLY


- ----------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION              California


- ----------------------------------------------------------------------
                    5               SOLE VOTING POWER          6,880
    NUMBER OF
     SHARES         --------------------------------------------------
  BENEFICIALLY      6              SHARED VOTING POWER         0
    OWNED BY
      EACH          --------------------------------------------------
    REPORTING       7              SOLE DISPOSITIVE POWER      9,380
     PERSON
      WITH          --------------------------------------------------
                    8             SHARED DISPOSITIVE POWER     0

- ----------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                               9,380
- ----------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

- ----------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                               .06%

- ----------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO, IA
- ----------------------------------------------------------------------

             *SEE INSTRUCTION BEFORE FILLING OUT!

                      Page 2 of  5 Pages

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ITEM 1.

             (a)  Name of Issuer

                  Tiffany & Company


             (b)  Address of Issuer's Principal Executive Offices

                  Fifth Avenue & 57th Street
                  New York, NY  10022

ITEM 2.

             (a)  Name of Person Filing

                  Harris Bretall Sullivan & Smith, Inc.

             (b)  Address of Principal Business Office or, if none, Residence

                  One Post Street, Suite 2300
                  San Francisco, CA 94104

             (c)  Citizenship

                  Harris Bretall Sullivan & Smith, Inc. is a California corporation.

             (d)  Title of Class of Securities

                  Common Stock

             (e)  CUSIP Number

                  886547108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             (a)  / /  Broker or Dealer registered under Section 15 of
                       the Act

             (b)  / /  Bank as defined in Section 3(a)(6) of the Act

             (c)  / /  Insurance Company as defined in Section 3(a)(19)
                       of the act

             (d)  / /  Investment Company registered under Section 8 of the Investment Company Act

             (e)  /X/  Investment Adviser registered under Section 203
                       of the Investment Advisers Act of 1940


                      Page 3 of  5 Pages

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             (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                       see Section 240.13d-1(b)(1)(ii)(F)

             (g)  / /  Parent Holding Company, in accordance with
                       Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

             (h)  / /  Group, in accordance with
                       Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

             (a)  Amount Beneficially Owned     9,380

             (b)  Percent of Class    .06%

             (c)  Number of shares as to which such person has

                  (i)   sole power to vote or to direct the vote    6,880

                  (ii)  shared power to vote or to direct the vote  0

                 (iii)  sole power to dispose or to direct the
                        disposition of                               9,380

                  (iv)  shared power to dispose or to direct the
                        disposition of                               0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

                      Page 4 of  5 Pages

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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                           SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 1994
                         HARRIS BRETALL SULLIVAN & SMITH, INC.



                         BY: /s/W.Graeme Bretall
                              ------------------
                              W. Graeme Bretall
                              President


                      Page 5 of  5 Pages